Exhibit 99.2

Final Transcript

Conference Call Transcript SUP – Q3 2007 Superior Industries Earnings Conference Call Event Date/Time: November. 2. 2007 / 1:00PM ET

CORPORATE PARTICIPANTS

 Bud Fanelli
 Superior Industries - VP, Corporate Controller

 Mike O'Rourke
 Superior Industries - SVP Sales and Admin

 Steve Borick
 Superior Industries - Chairman, CEO, President, COO

CONFERENCE CALL PARTICIPANTS

 Chris Ceraso
 Credit Suisse - Analyst

 Brett Hoselton
 Keybanc Capital Markets - Analys

 Rob Hinchliffe
 UBS - Analyst

 Adam Comora
 EnTrust Capital - Analyst

 Jake Crandlemire
 Ramsey Asset Management - Analyst

 Jeff Linroth
 Capital Royal - Analyst

 Tom Fogarty
 Silver Stone Capital - Analyst

 PRESENTATION

Operator

 Good day and welcome to the Superior Industries third quarter earnings teleconference.

For opening remarks, I would like to introduce Mr. Bud Fanelli, Vice President and Corporate Controller. Please go ahead, sir.

 Bud Fanelli - Superior Industries - VP, Corporate Controller

 Thank you. Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer schedule volatility, potential declines in the production of cars and light trucks and the successful completion of our strategic and operating plan. Please refer to the company's 2006 annual report on Form 10-K for a complete write up on forward-looking statements and risk factors.

This morning we reported our third quarter 2007 operating results which included the full impact of our annual summer shut downs of approximately two weeks and a pre-tax charge of $2.2 million for the potential settlement of a labor-related lawsuit.

Accordingly, results from continuing operations before income taxes and equity earnings was a loss of $1.1 million versus a loss of $12.4 million during the same period a year ago. The third quarter of 2006 included start up costs totaling $3.4 million related to pre-production activities for our third wheel plant in Mexico and a pre-tax charge of $4.4 million for the impairment of long-lived assets at our Johnson City, Tennessee, wheel plant which ceased operations in the first quarter of 2007. Equity earnings from our joint ventures were $1.2 million in 2007 compared to $1.1 million a year ago. Including the required income taxes for the respective periods, we reported net losses from continuing operations of $0.6 million, or $0.02 per diluted share, in '07 and $8.8 million, or $0.33 per diluted share, a year ago. The 2006 period also included income from discontinued suspension components business of $1.1 million, or $.04 per diluted share, resulting in a net loss in 2006 of $7.7 million, or $0.29 per diluted share. As indicated in our earnings release this morning, the income tax provision on the loss from continuing operations in the third quarter of 2007 was based on the estimated annual effective tax rate for the year which equated to $556,000 plus an additional provision totaling $175,000 for discrete tax reserve adjustments related primarily to changes in FIN 48 liabilities and required valuation reserves. The increase in the annualized effective rate to 84% from 42% estimated at the end of the second quarter is due principally to the addition of evaluation allowance for foreign tax credits and to changes in our geographic pre-tax income mix for the full year.

The momentum of the strong first half market share gains carried into the third quarter of 2007. Superior's unit shipments increased approximately 21% in the third quarter while North American vehicle production of passenger cars and light trucks increased approximately 4%. Year-to-date, our 2007 shipments are higher than '06 by 13% compared to a decrease in North American production of 2% during the same period. In Q3, Superior continued to enjoy strong market share increases in GM's light trucks and crossover vehicles with Chrysler's passenger cars and SUV's and in our international groups light trucks, passenger cars, and crossover vehicles. Incremental program highlights include the GM Acadia and CTS, Mercury Milan, Ford Fusion, Jeep Liberty, Nissan Altima and Sentra, BMW X5, Toyota Avalon and Sienna and Subaru's Legacy and Outback. Again this quarter, non-GM Ford shipments were approximately one-third our total shipments. As previously mentioned, when we began our customer diversification efforts, GM and Ford made up 90% of our total shipments.

The many new wheel programs mentioned previously and the continued ramp of production at our new facility in Chihuahua, Mexico, have increased productivity in many of our plants, thereby contributing to our gross profit margin increase to 2.3% of net sales in the current quarter compared to a negative 2.1% a year ago.

We also continue to make progress in resolving certain production issues at several of our mid-west plants that were previously mentioned. The gross profit margins are net of shut down costs incurred during the third quarter of both years and continued wheel program development and launch costs. Excluding these costs from the third quarter of '07, the adjusted gross profit percentage is in line with our reported gross profit percentage in the second quarter of 2007, which was 5.3%. In addition to the shut down expenses, gross profit in the third quarter a year ago included the start up pre-production cost totaling $3.4 million at our third plant in Mexico. We continue to operate in an industry going through intense structural change. The effect of these changes is evident with competitors struggling, not just in the United States but in other regions as well. We believe Superior's financial position and strong manufacturing, quality, and technical capabilities will continue to provide a clear, competitive advantage. As we discussed last quarter, our focus continues to be on these core competencies and enhancing our leadership position with our customers. This includes the continued ramp up of the new plant in Mexico, launching a greater mix of larger diameter wheels as well as specialty type processes and finishes. The globally competitive landscape has and will continue to present potential opportunities for our consideration. As we have said in the past, we will seriously evaluate only those opportunities that demonstrate accretive earnings capability. We believe that our conservative approach to potential opportunities continues to be an asset during this period of intense structural change in our industry. As has been the case in several quarters in the past, we are not providing specific Q4 '07 or 2008 guidance at this time.

I will now review some of the financial highlights for the quarter. Net sales of $227,557,000 versus $174,288,000 a year ago and on a year-to-date basis, $727,649,000 compared to $577,693,000. Income or, excuse me, loss from continuing operations in the quarter '07 $644,000 versus $8,796,000, $0.33 per share a year ago, including the discontinued operations gain of a year ago, the net loss in '06 was $7.7 million, or $0.29 per share. On a year-to-date basis, net earnings of $4,245,000, or $0.16 per share, and in '06, a loss of $4,494,000 or $0.17. Unit shipments were up 20.9% in the quarter and 12.8% year-to-date. Gross margins 2.3% for the quarter in '07 versus a minus 2.1. On a year-to-date basis, gross profit 2.9% versus 1.7% in '06. SG&A was 3.4% in the third quarter, both this year and last, and 3.3% year-to-date both again in the year-to-date periods '07 and '06. Shareholders equity at the end of September '07, $541,040,000, a year ago, $563,355,000. Weighted average shares for the diluted EPS in the quarters, 26,629,000 in '07, 26,610,000 a year ago.

For the year-to-date, 26,631,000 in '07 and 26,610,000 in '06. The actual shares outstanding at the end of September '07 were 26,628,940, a year ago was 26,610,191. Depreciation and amortization expense in the quarters, $11,035,000 in '07 versus $8,596,000 in '06. Year-to-date, '07, $31,686,000 compared to $29,202,000. Our estimate for the year is still within the $42-$45 million range. Capital expenditures third quarter '07, $4,395,000 compared to $19,474,000 third quarter a year ago, bringing total in '07 to $33,812,000 compared to $66,815,000 in year-to-date '06. Our estimate for the full year is somewhere between $35 and $38 million. Interest income net $820,000 in '07's third quarter compared to $1,356,000, year-to-date $2,708,000 versus $4,176,000 for the year-to-date '06. Equity earnings from joint ventures $1,187,000 in '07 quarter, $1,127,000 in the third quarter year ago. Year-to-date $2,736,000 versus $2,750,000 in '06. Miscellaneous income $581,000 for the third quarter '07 versus $277,000 in '06. Year-to-date '07, $2,469,000 versus a loss of $514,000 in the year-to-date '06, and you may recall in the first quarter we reported a gain on the sale of the stock investment that we had which totaled $2.4 million. Cash and short-term investments at the end of September '07, $68,716,000 and 9/30/06 was $83,093,000.

Some other balance sheet highlights. Accounts receivable at the end of September '07 was $169.4 million versus $138.6 million at the end of December '06 and $132.0 million a year ago. Inventories are at $111.8 million at the end of this year's September period compared to $118.7 million in December and $109.7 million last September. Current assets, $376.1 million versus $346.6 million at the end of December and $356.7 million a year ago. Property plant and equipment $309.3 million versus $310.4 million at yearend and $311.6 million last September. Investments, $47.0 million versus $46.2 million in December and $47.9 million a year ago. Total assets, $750.7 million this year versus $712.0 million in December and $724.9 million a year ago. Accounts payable, $79.7 million this September versus $61.0 million in December and $69.2 million a year ago. Accrued expenses, $49.1 million versus $41.8 million at the end of the year and $44.4 million a year ago. Current liabilities, $128.8 million versus $113.1 million in December and $120.3 million last September. Long-term liabilities this year, $80.9 million versus $38.7 million in December and $41.2 million.

The big increase of about $59 million were the FIN 48 liabilities that were booked effective January 1 of '07. Shareholders equity $541.0 million in September '07 versus $560.2 million in December and $563.4 in September a year ago. Working capital $247.3 million September '07 versus $233.5 in December and $236.4 September a year ago. Okay. We will now open it up to questions and comments.

QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS]. We'll take our first question from Chris Ceraso with Credit Suisse.

 Chris Ceraso - Credit Suisse - Analyst
 Thanks, good morning, Bud.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Good morning, Chris.

 Chris Ceraso - Credit Suisse - Analyst
 A couple of things. I know you're not giving specific guidance, but we've heard from some of the other suppliers that have reported that the fourth quarter production schedules are  looking a little bit choppier than the third quarter volume kind of flat to down, maybe sequentially. Are you seeing same things in your business?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. And then I guess as it relates to gross margin, I wanted to get back to your comment about the shut down cost and the start up cost and it's helpful that you gave us the margin ex those items. Can you just give us a break down of how much was shut down and how much was start up?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 No, not really. The majority of the impact, the change from the 2.3 up to approximately 5.3 again is principally the shut down cost, so you could probably do a rough calculation of what that figure would be.

 Chris Ceraso - Credit Suisse - Analyst
 Most of that is shut down?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. SG&A, if I'm doing the math right, ex the settlement charge, was only 2.5% of sales.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Right.

 Chris Ceraso - Credit Suisse - Analyst
 Which seems a lot lower than what you typically run at. Why is that and where do you expect it to be? Is that sustainable at that level?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, we expect it to be between 2.5 and 3. Included in the current quarter are some reversals of accruals that brought the percentage down to the 2.5 level. If we were to add some of those back, the more normal would be somewhere between 2.5 and 3.0.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. And then, did you have any Mexico start-up costs in the quarter or that's what you were talking about earlier?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes, there's no start up costs in any of the '07 numbers.

 Chris Ceraso - Credit Suisse - Analyst
 Okay, and then last one, do you know what the average increase in your aluminum cost per wheel was in 3Q '07 versus '06?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 In the third quarter it was very small. It was, the price is kind of leveled off just slightly above where they were a year ago, so if I had to guess, I would say the impact on the revenue line was only about $2.5-$3 million.

 Chris Ceraso - Credit Suisse - Analyst
 Okay, great. That's helpful. Thanks, Bud.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 All right

Operator
We'll take our next question from Brett Hoselton with KeyBanc Capital Markets.

 Brett Hoselton - Keybanc Capital Markets - Analys
 Hi, Bud, how are you today?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Good, Brett, how are you?

 Brett Hoselton - Keybanc Capital Markets - Analys
 I'm doing great. As you think about other factors that may have impacted the third quarter that would not -- or second quarter, excuse me, third quarter that would not impact the fourth quarter moving forward other than the ones you mentioned with Chris there, what might, would there be any other factors that you think are meaningful?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 No, I don't believe so.

 Brett Hoselton - Keybanc Capital Markets - Analys
 I know that you don't necessarily want to provide any guidance but I guess, well I'm going to ask you anyway, your expectations on wheel shipments. Not necessarily in the fourth quarter, but assuming production is flat as you move into next year, is there any reason to believe your wheel shipments will be up or down materially?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Compared to the third quarter?

 Chris Ceraso - Credit Suisse - Analyst
 No, no. I'm just thinking about 2008 versus 2007.

Bud Fanelli - Superior Industries - VP, Corporate Controller
 Oh, you're talking the full year?

 Chris Ceraso - Credit Suisse - Analyst
 Yes. Yes, as you look out over '07, '08, '09 what do you think will happen to your wheel shipments assuming flat production? What's your book of business look like and how is your organic revenue growth or wheel shipment growth look over the next two to three years based on your book of business?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 I'll let Mike O'Rourke pitch in here.

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Hi, Brett, how are you doing?

 Chris Ceraso - Credit Suisse - Analyst
 Pretty good, Mike, how are you?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Good. In general, it should be steady. As Bud indicated to one of the questions before, we're going to see softening in '08 as the OE's Chrysler announced they're going to change their shift patterns in certain vehicles. Kind of unclear how that will affect things. We do have additional launch activity coming in in '08 so, percentage wise, we really wouldn't want to put a number on that but we should have some things that come in that balance the changes that we're definitely going to see in the production schedules in early '08.

 Chris Ceraso - Credit Suisse - Analyst
 Great. And, Bud, specifically with reference to the Mexican facility and the impact on your earnings profitability margins, however you want to go into it, how should we think about the impact on your income statement as you move into the fourth quarter and into 2008? I mean, are we at a point where we're still continuing to see a material improvement as a result of the Mexican facility and how would you quantify that?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, it's definitely going to be improving. The ramp is still taking place. I think Steve indicated where we thought the weekly production levels are going to get to by year-end for the first quarter of '08 and we are on track to attain those production levels. So it's positive, so in quanitfying it, I can't give you a number at this time.

 Chris Ceraso - Credit Suisse - Analyst
 Okay, and now as you look into '08 versus '07 you think of other factors, in my mind, I think obviously your wheel shipment, it sounds like they could be up a little but it sounds like they could be down a little bit. Mexico is obviously got a fairly significant impact I would suggest as you move into '08. You've got some costs that you incurred in '07 with Johnson City and some of these other things like litigation costs and that sort of things that won't occur in '08. Are there any other factors that you think are significant pluses or minus to your earnings as you look at 08?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 No. You've pretty much have the list right there.

 Chris Ceraso - Credit Suisse - Analyst
 Okay, well, great. Thank you very much, Mike, Bud, appreciate it.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 All right

Operator
 Your next question comes from Rob Henchcliff with UBS.

 Rob Hinchliffe - UBS - Analyst
 Hi, Bud. I guess just a couple of follow-ons to the others. Is Mexico profitable right now? Bud, is the ramp far enough along or do you have enough production to make it profitable?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes, it is profitable.

 Rob Hinchliffe - UBS - Analyst
 Was it last quarter?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes.

 Rob Hinchliffe - UBS - Analyst
 How about the tax rate going forward? I would think as Mexico becomes more of a factor, your tax rate would start to go down. Is that true?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, your guess is as good as mine actually. The rate that we have estimated at the present time for the full year is the 84% that I made reference to.

 Chris Ceraso - Credit Suisse - Analyst
 Yes.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 And that's due to the change in the U.S. or domestic earnings versus foreign earnings as well as valuation allowance reserve that we had to put up for some foreign tax credits. The credits, because of the change in the mix of earnings, the estimates now are that we won't fully be able to take credit for those items, so we had to put up a full valuation reserve for all of the foreign tax credits that we expect. So that caused a jump in the rate as well. So of course we'll be refined again in the fourth quarter when we get our actual results for the fourth quarter plugged in and see what other items come along.

 Chris Ceraso - Credit Suisse - Analyst
 So for '08, are there just too many unknowns to pick a number yet?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 As far as I'm concerned, yes.

 Chris Ceraso - Credit Suisse - Analyst
 Okay.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 We're all learning about the impacts of FIN 48 on our tax provision this year.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. And then you mentioned the Chrysler business. Which vehicles or what sort of volume are you guys going to lose as a result of their changes?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well it's kind of uncertain at this point. Definitely, they're going to cut back, in terms of the number of shifts, but on some of these plants they've been cutting back really throughout the year and they've had some model change overs that have affected production, like there's a new 300 or a fresh version of that so in early July there were changeovers that affected our volumes. We do have some additional launches coming in with them which should buffer that a little bit, but it's kind of unclear depending on the actual timing on some of these product changes.

 Chris Ceraso - Credit Suisse - Analyst
 And how about things, Mike, like the Pacifica, the news that Pacifica might get the axe or the Compass and Patriot, those guys too?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well the ones you're mentioning, we do have a program on Pacifica, it's not a high volume program so I don't see a big impact on that particular vehicle, but it really just depends on timing. They're talking about the really early '08, some time in the first quarter, when some of this occurs.  We got to see what that really translates into as far as our production schedules.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. Thanks a lot.

Operator
 Our next question comes from Adam Comora with EnTrust Capital.

 Adam Comora - EnTrust Capital - Analyst
 Hi. Great, thanks.  A couple of quick ones. So what would you estimate as the total number of non-recurring costs we have in 2007 between the shut down and the start up?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well there are no start up costs in the Q, are you talking Q3?

 Adam Comora - EnTrust Capital - Analyst
 No, the entire year, 2007 in total.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well the shut downs are in both periods, so you really don't want to eliminate those.

Adam Comora - EnTrust Capital - Analyst
 No, what I'm trying to do is look out into 2008. I'm saying how much in costs are flowing through 2007 which will not happen in 2008.

Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, as it relates to the Johnson City decommissioning and the final resolution of fixed asset disposals, my guess is that it's probably between $4.5-$5 million and then in the SG&A area, as you know, you've got the $2.2 million that was accrued this quarter and probably another million dollars of legal and related costs on the other litigation matter that we faced earlier this year. That's about it. You really can't take the shut down into consideration if you're looking at the full year because it is going to have to be in all periods.

 Adam Comora - EnTrust Capital - Analyst
 Okay. Where are we now, in terms of our operating capacity on our plants? How much spare capacity do we have? How much additional volume can we flow through the plant that we have ?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well if we look into '08, we're still ramping up in plants so that indicates that we do have some open capacity. We have new programs coming in that do absorb some of that. Capacity is a constantly changing landscape, if you will, depending on the release situation at a given time, trying to keep things balanced between the plants. The focus is definitely with our Mexico operations, making sure that we're, we've got high utilization wherever possible in those facilities and, of course, taking advantage of the ramp up opportunities still available on plants.

 Adam Comora - EnTrust Capital - Analyst
 Okay, so what would you say the overall corporate utilization rate is right now?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 90%.

 Adam Comora - EnTrust Capital - Analyst
 90?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes.

 Adam Comora - EnTrust Capital - Analyst
 Okay. And then just the fourth quarter production thoughts? I guess somebody qualified it as choppy. Anyway to put any numbers around that? What are you guys thinking in terms of fourth quarter shipments versus third quarter? Down single digits? Closer to 10%?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, we were up close to 21% in the third quarter and if you'll recall last year's third quarter had numerous production cuts by the OEM's and that's why we dropped as much as we did, so it actually dropped 16% in the third quarter a year ago so we're actually right back up just slightly ahead of what the third quarter '05 units were. Comparing fourth quarter '07 to fourth quarter a year ago, it looks like we may be in the 5-6% range. It's not going to be anywhere near 21% again.

 Adam Comora - EnTrust Capital - Analyst
 Okay, great. And then just longer term, what's the current strategic plan to get operating margins back to historical levels? Are we thinking about another wheel plant, a low cost region? Are we thinking about plant shut downs here? What's the current thought process on that?

 Bud Fanelli - Superior Industries - VP, Corporate Controlle
 Steve, do you want to take this one?

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 You go ahead.  You know what my strategies are.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well there are no plans for additional plant shut downs at this time. We are definitely looking at opportunities outside of the United States. We're not far enough along to give you any details in that regard. The visits have been made. Discussions have been held. We're still considering some things in China that's still a possibility on the table, and as far as the productivity and getting the margins back up, the second quarter and again this quarter, if you strip out the shut down expenses, we're at a 5% or higher gross margin.

That is something that we want to improve on. Ultimately, we want to get the operating margin to 5% which means we have to cover the SG&A of 2.5-3% so our target, and that's where we're headed, is to get the gross profit rate up to 7.5-8% so we can report at least a 5% operating margin.

 Adam Comora - EnTrust Capital - Analyst
 And just how do we do that? What's the plan to get there on the gross margin side?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, some of the initiatives we started quarters ago in our plants in the midwest to automate more, reduce labor charges, material handling situations that had to be addressed, these are all still being worked on and will add to the productivity and the gross profit.

 Adam Comora - EnTrust Capital - Analyst
 So is this an '08 goal? Is this '09, '010?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, it's continuing. We should probably, before the end of '08, be in a position to be, I would hope that we could report a quarter at the 7-8% gross profit rate.

 Adam Comora - EnTrust Capital - Analyst
 All right and my last question, I appreciate you letting me drag on. What's happening on pricing? Anything that you see happening on pricing which could sort of derail the plans?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well, pricing is always, it's always an issue. The OE's look at the situation and want to know what you can do to drop pricing down, what is there in terms of cost savings and so on. That's always an issue in our business and always will be. What we've tried to do this particular year is focus more on where we can reduce the expectations, as far as year-over-year productivity on the technical side, changing finishes where we can and so on and we have been somewhat successful in doing that. There isn't a lot of room in this industry where the pricing can go down further. I think that's obvious. If you look at this industry today versus five years ago, it's completely the U.S. piece, the Canadian piece, it's gone.

There are a few players here and there and Superior in this region, Mexico has been kind of our edge to hold things together. A lot of business has migrated over to Asia. There's still some concern whether the sustainability of the pricing is there but the expectations to go down further incrementally, I just don't see it. There doesn't seem to be anything that you can tap that would do that. If you look at logistics costs from products coming from Asia or wherever, those are at risk for going up. Currency changes, all of those things become a factor.

 Adam Comora - EnTrust Capital - Analyst
 Okay, thanks.

Operator
 We'll take our next question from Jonathan Steinmetz with Morgan Stanley.

Robbie – Morgan Stanley -Analyst
 Hi, guys, this is Robbie in for Jonathan. Can you hear me?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Yes.

Robbie – Morgan Stanley -Analyst
 All right, so you had said that you expect production in 4Q and possibly 2008 to be a little choppy. Can you also speak about mix and your expectations for mix in the next quarter and next year?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well, our focus on mix with the new plant has been to go after products that we can be profitable here in North America, so that translates into bigger wheels, specialty-type finishes, paint, specialty operations so that's really been our focus as far as getting that type of business. And as we ramp up, the focus is on larger wheel sizes. We have some launches coming in, as I mentioned before, early part of '08 and mid '08 that starts to satisfy some of that in terms of wheel size and finish, so wherever we can be successful, in terms of differentiating ourselves with wheel size and mix, we're going to go after that business. That's where the North American model that we have can work for our customers and for the company.

Robbie – Morgan Stanley -Analyst
 So just to clarify, you expect new launches next year to make up for any deterioration and mix of the new launches that you had this year?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well, you can never say it's going to make up or not. There's a lot of uncertainties just as in the last couple of weeks, as far as the production rates and schedules and so on and that's going to continue. What we're trying to do is keep the new business levels coming in to help that situation but it's totally uncertain how successful that's going to be, depending on our customer build rates.

Robbie – Morgan Stanley -Analyst
 Got it, and also about SG&A, you had said that you had some accrual reversals in this quarter that probably brought SG&A down as a percentage of sales. Is that something that typically happens in the third quarter of every year or is that something that's only isolated to this quarter?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 No, it was actually unique to this quarter. We had accrued some legal expenses in anticipation of an insurance settlement that turned out more positive than we had anticipated, so we were able to take a portion of previous legal accruals down.

Robbie – Morgan Stanley -Analyst
 Got it. Thanks very much.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 All right.

Operator
 Our next question comes from Jake Crandlemire with Ramsey Asset Management.

 Jake Crandlemire - Ramsey Asset Management - Analyst
 Hi, guys. Thanks for taking my question. I was looking for a little clarity on the production growth of 21%. How much of that do you guys attribute to your existing book that increases in production of your existing book, including the GM trucks and SUV's, and then how much of that do you attribute to your new book of business that you've added over the course of the year?

 Mike O'Rourke - Superior Industries - SVP Sales and Admin
 Well, the makeup would be, you mentioned GM pickup trucks. A year ago, the focus of GM was to build the full size SUV's , pickup truck new launch for the GMT 900 was just starting so that is definitely a part of it, but the big news think I think is just the overall mix, getting into the crossover programs that we launched in the beginning of '08 and those numbers increased and were pretty solid throughout the second and third quarters and they continue to be.

Today we had an Avalon launch that began in July. There is some takeover business that we got at the beginning of the year based on weakness with certain suppliers here in the states, so all of that made up various components of that growth, but I really can't say percentage-wise which really stood out. They kind of all worked together to kind of equate to that

Jake Crandlemire - Ramsey Asset Management - Analyst
 And then on the thinking about foreign exchange rate for a minute, the dollar got a couple percent stronger against the Peso over the quarter. How much benefit do you guys get from that with new 50% of your production coming from

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, I don't have that right now, but we can certainly have that available the next time.

Jake Crandlemire - Ramsey Asset Management - Analyst
 Okay, and I just for curiosity sake has that shown up in cost of goods sold?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 It would be throughout the consolidation because Mexico is consolidated.

Jake Crandlemire - Ramsey Asset Management - Analyst
Right, but it would be, your mostly cost of Mexico, no revenue would show up in cost, correct?

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Yes.

Jake Crandlemire - Ramsey Asset Management - Analyst
 Okay, thank you, guys.

Operator
 We'll take our next question from Jeff Linroth with Royal Capital.

 Jeff Linroth - Royal Capital - Analyst
 Thanks very much. My question has already been answered.

Operator
[OPERATOR INSTRUCTIONS]. We'll take our next question from Tom Fogarty with Silver Stone Capital.

 Tom Fogarty - Silver Stone Capital - Analyst
 Good morning.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Good morning.

Tom Fogarty - Silver Stone Capital - Analyst
 So, with respect to capacity, is it fair to assume that any additions would be not be Greenfield over the next couple of years?

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 Not necessarily, Tom. This is Steve Borick. I'm only answering your question because I saw you the other night.

 Tom Porty - Silver Stone Capital - Analyst
 [LAUGHTER].

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 No, Greenfield are still a possibility, whether it certainly doesn't appear to make sense in the U.S, but with the state of the industry and the continued deterioration of the supply base, certainly anything is possible, including acquisition, but my position would be that it would be more possible to have a Greenfield somewhere outside of the U.S. in a lower cost country if we continue to look in that direction.

Tom Fogarty - Silver Stone Capital - Analyst
 So the relative attractiveness of say a Greenfield in Mexico versus an acquisition in the United States is the Greenfield and Mexico is more attractive?

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 Well, I would say there's not much left in the U.S. from an acquisition standpoint. You basically have nothing with Alcoa to acquire. There's one Hayes plant in the U.S., which would make no sense. There is ATS, but certainly on the block and in solvency that has a nice book of business in Alabama that warrants looking at. Other than that, there's nothing left. You've got a few players. Single plants owned by large organizations, Toyota, Hitachi. And that's about all that's left in the way of players. There's no aftermarket and OEM is deteriorating, so I don't see that as a viable solution long term to continue the opportunities cost-wise.

Tom Fogarty - Silver Stone Capital - Analyst
 Okay, great. And then in terms of '08 CapEx, if there's no plan for '08 presumably that should come down significantly so I'm wondering what your run rate or maintenance CapEx level would be?

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 $20-25 million Max. It's going to be below my depreciation.  I'm certain of that on an ongoing basis, and we're going to give the plants every opportunity to request proper expenditures based on reductions in headcounts and long-term opportunities for good returns on investments.

Tom Fogarty - Silver Stone Capital - Analyst
 So if that's the case then your cash flow should be pretty strong next year I would think and I'm just curious if there are any uses for it or whether you will continue to just build up the cash balances?

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 Well, as I told you, I'm going to be conservative when I start seeing GP continue to move up and my OI numbers get to where I have some comfort level. Certainly I will look at our cash differently but we're going to accumulate and continue to pay our dividend and look at opportunities where they may avail themselves, whether it's in the wheel business or, as I've said at the Gabelli Conference, if we can find opportunities that are accretive that are outside of the specific wheel business, we're going to start putting a larger press on looking in that direction for those opportunities in the future.

Tom Fogarty - Silver Stone Capital - Analyst
 Great. Thanks, Steve.

 Steve Borick - Superior Industries - Chairman, CEO, President, COO
 You bet, Tom.

Operator
 It appears there are no further questions at this time. I'd like to turn the conference back over to management for any additional or closing remarks.

 Bud Fanelli - Superior Industries - VP, Corporate Controller
 Well, we have nothing further to say. I appreciate you're listening in and asking these questions, and we look forward to reporting the fourth quarter some time in February, hopefully. All right, thank you.

Operator
 Thank you for your participation. This concludes today's conference. You may now disconnect.